Exhibit 10.1

IMMUCOR, INC.

FY 2011 Bonus Plan and Long-Term Incentive Plan
For Executive Officers

Adopted April 19, 2010

Bonus Plan

This is a bonus plan for all officers named as executive officers by the Company’s Board of Directors (currently the CEO, COO, CSO, CFO and General Counsel).

All bonuses will be based on the Company achieving specified FY 2011 net income goals and other corporate goals established by the Compensation Committee of the Board of Directors, and on achievement of individual performance objectives established for each participant at the beginning of the Company’s fiscal year. Target net income is subject to such adjustments as may be deemed appropriate by the Compensation Committee to account for acquisitions, reorganizations and other events not contemplated by the Compensation Committee at the time the bonus plan was adopted.

To be eligible to receive a bonus, the employee must have been employed full-time by the Company not later than March 1 of the fiscal year to which the bonus applies (the “bonus year”), and must be employed by the Company at the time bonuses for the bonus year are paid.  For employees who have not been employed full-time by the Company for the full bonus year, bonuses will be prorated on a monthly basis, with initial employment during the first 15 days of a month being treated as employment for the full month, and initial employment after the first 15 days of a month not being treated as a month of employment.

Bonuses are stated as a percentage of base compensation or salary as of May 31, 2011.

The Compensation Committee will have the authority to interpret the terms and provisions of the bonus plan and to otherwise supervise the administration of the bonus plan.  Any determination made by the Compensation Committee under the bonus plan will be final and binding on all persons, including the Company and the participants.

Target Bonus Awards

The following table shows target annual bonus awards and the bonus awards earned at 105% and 110% or more of FY 2011 target net income, as a percentage of base compensation for each level of plan participant.  Bonus awards can be earned on a prorated basis if actual net income is 90% or more but less than 100% of target net income.

	Bonus Award (% of Base Compensation)*
Position Level	Target Bonus (100% of Target Net Income)	105% of Target Net Income	110% of Target Net Income or Above
CEO	45%	67.5%	90%
Other Executive Officers	30%	45%	60%

*	For purposes of this illustration, assumes that other corporate goals and individual performance goals are achieved.

Bonus Award Determination

Plan participants will be eligible for bonuses based on 3 components, weighted equally:

•	Immucor’s actual net income compared to target net income for FY 2011 (Net Income Component)
•	The achievement of other corporate goals established by the Compensation Committee for FY 2011 (Corporate Goals Component); and
•	The achievement of individual performance objectives for FY2011 (Individual Goals Component).

If net income is below 90% of target net income, no bonus payments will be made under the bonus plan, regardless of achievement of goals under the Corporate Goals Component and Individual Goals Component.

NET INCOME COMPONENT

Net Income Levels

The following table shows the percentage of the Net Income Component that will be earned if net income is at or below the FY 2011 target net income.

If net income is the following percent of target net income*	Percentage of Net Income Component Earned
<95%	0%
95%	50%
100%	100%

*	Net Income Component will be prorated for in-between percentages of target net income.

CORPORATE GOALS COMPONENT

If net income is at least 90% of target net income,

•	The Corporate Goals Component may be earned through achievement of corporate goals established by the Compensation Committee for FY 2011.

The amount of the Corporate Goals Component earned for performance in this area will be prorated for partial achievement of goals.

INDIVIDUAL GOALS COMPONENT

If net income is at least 90% of target net income,

•	The Individual Goals Component may be earned through achievement of individual performance goals for FY 2011.

The amount of the Individual Goals Component earned for performance for this area will be prorated for partial achievement of goals.

Long-Term Incentive Plan

Long-term incentives (i.e., equity incentives) (“LTIs”) will be awarded to executive officers for FY 2011 based on position, salary levels and employee performance.  All awards will be granted pursuant to the Immucor, Inc. 2005 Long-Term Incentive Plan or such successor plan that may be established.  Target values of LTI awards are stated as a percentage of base compensation or salary as of May 31, 2010.

The Compensation Committee will have the authority to interpret the terms and provisions of this long-term incentive plan and to otherwise supervise the administration of this long-term incentive plan.  Any determination made by the Compensation Committee under this long-term incentive plan will be final and binding on all persons, including the Company and the participants.

Target value of LTI awarded:	CEO – 120% to 180% of base compensation*
Other Executive Officers – 80% to 120% of base compensation*

* Exact percentages to be determined by the Compensation Committee.

LTI target mix – CEO:	Restricted Stock Value	65% of LTI target value
	Stock Option Value	35% of LTI target value

LTI target mix –Other Executive Officers:

	Restricted Stock Value	75% of LTI target value
	Stock Option Value	25% of LTI target value

Long-term incentive grants to executive officers will be subject to stock retention guidelines established by the Compensation Committee from time to time.

Calculation of Share Amounts

Each element of the LTI grant (i.e., stock options and restricted stock) is intended to represent the estimated economic value of that element on the day before the date of grant.  For purposes of determining the number of shares covered by each element, the following calculation should be used, which assumes (for illustration purposes only) that the economic value of stock options, using the Black-Scholes method, is 40% of the fair market value the day before the grant and a target mix of 75% Restricted Stock and 25% Stock Options:

LTI Target Value x 75% = Restricted Stock Value

LTI Target Value x 25% = Stock Option Value

# Restricted Shares = Restricted Stock Value/ fair market value of the stock the day before the grant

# Stock Option Shares = Stock Option Value / (Black Scholes ratio (40%) x fair market value of the stock the day before the grant)

Vesting

Stock Options will vest over four (4) years, 25% per year on the anniversary of the date of grant.

Restricted Stock will vest over five (5) years, 20% per year on the anniversary of the date of grant.

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